Exhibit 10.13

Horn & Co. Draft, June 19, 2018

AMENDED AND RESTATED CONSULTANCY AGREEMENT

THIS AMENDED AND RESTATED CONSULTANCY AGREEMENT (this “Agreement”) is made as of June 25, 2018 and effective as of the Effective Date, by and between INX Ltd., a company organized under the laws of Gibraltar (the “Company”) and Mr. Jonathan Azeroual (the “Consultant”) (the Company and- the Consultant shall sometimes be referred to, each as a “Party” and collectively, as the “Parties”).

WHEREAS,	the Parties entered into an Agreement dated as of the Effective Date (the “First Agreement”); and

WHEREAS,	the Parties wish to amend the First Agreement and replace it in its entirety with this Amended and Restated Agreement (the “Agreement”), such that this Agreement shall, commencing as of the Effective Date, replace any previous agreement, whether oral or written, between the Parties or anyone on their behalf in connection with the subject matter; and

WHEREAS,	the Company is engaged, inter alia, in the development of a unique marketplace for virtual currency exchange and related technologies (the “Technology”); and

WHEREAS,	the Company desires to engage the Consultant and the Consultant desires to serve the Company as a consultant, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Services

1.1.	Commencing as of November 27, 2017 (the “Effective Date”), the Consultant will perform such services and will have such duties, authorities and responsibilities, as delegated by and instructed by the Board of Directors of the Company (the “Board of Directors”), and be reporting directly to the Board of Directors. Such services, together with any other services and tasks assigned to the Consultant by the Board of Directors, from time to time shall be referred to herein as the “Services”. The Consultant shall serve in such position until such time as the Board of Directors, at its sole discretion, determines otherwise and/or appoints another person to such position.

1.2.	Consultant acknowledges and agrees that the performance of the Services hereunder may require international travel by Consultant at the Company’s request.

1.3.	The execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement and/or undertaking and/or other instrument to which the Consultant is a party, and do not require the consent of any person or entity which has not been obtained prior to the execution hereto.

1.4.	The Consultant represents and warrants that it shall comply with all applicable laws and regulations in the performance the duties and obligations hereunder.

2.	Representations and Warranties

Without derogating from the above, the Consultant hereby represents and warrants to the Company as follows:

2.1.	This Agreement constitutes the legal, valid and binding obligation of the Consultant enforceable against it in accordance with its terms.

2.2.	Neither the execution and delivery of this Agreement nor the provision of the Services to the Company by the Consultant, will conflict with or constitute a default under any prior employment agreement, contract, or other similar instrument to which the Consultant is a party or by which the Consultant is bound (including, but not limited to, non-compete undertakings).

3.	Compensation

As full consideration for the Services during the Term on this Agreement, the Consultant shall be entitled to the Monthly Fee as set forth below:

3.1.	Monthly Fee. Until the ICO Effective Date, the Consultant shall not be entitled to any fee in consideration for its Services. Subject to and following the ICO Effective Date, the Company and the Consultant shall enter into an additional services agreement of the Consultant in the Company, under which the Company shall pay the Consultant a monthly fee which shall be further agreed upon in writing by the Consultant and the Company and be adjusted from time to time in accordance with the provisions hereof, and to an annual bonus payment upon consummation of certain milestones which shall be further determined by the Company (the “Monthly Fee”). In addition, following and subject to the ICO Effective Date, the Consultant shall be entitled to a one time bonus payment in the amount of US$ 150,000.

3.1.	A Notwithstanding the provisions of Section 3.1 above, a Monthly Fee, in the amount of US$ 7,000 shall be paid to the Consultant by the Company commencing as of May 1, 2018.

3.2.	The Parties acknowledge that the Company contemplates to initiate an initial coin offering for issuance of its tokens to the public (the “ICO” and the “Tokens”).

3.3.	For the purpose of this Section 3, the ICO Effective Date shall mean: 6 months after declaration by the SEC of the effectiveness of the ICO.

3.4.	Expenses. Without derogating from the above, the Company shall reimburse the Consultant for all out-off pocket expenses reasonably required in the performance of the Services under this Agreement. Reimbursement as aforementioned shall be paid within thirty (30) days of receipt by the Company of an invoice and expense report (including receipts) by the Consultant. Reimbursement for extraordinary expenses, including travel expenses, shall be subject to the advance approval of the Company of the necessity for and the reasonableness of such expenses, provided that international travel expenses will be paid in advance.

4.	Proprietary Rights

4.1.	The Consultant agrees and declares that the Technology and any and all products, improvements, derivations, materials, processes, techniques, know how and/or proceeds and any and all inventions, ideas, discoveries, concepts, works of authorship, designs, data results or initiatives conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or the provision of the Services to the Company, or trade secrets of the Company, whether within the scope of the provision of the Services hereunder to the Company or otherwise and whether during the Term of this Agreement, prior thereto or thereafter, directly or indirectly related to the Technology of the Company as currently conducted and/or proposed to be conducted (the ’’Inventions”) and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals thereof (together with the Inventions, the “Proprietary Rights”), shall be the sole and exclusive property of the Company, its successors and assigns (for the purpose of this Section 4, collectively, the “Company”), and that the Consultant will not have any rights or title whatsoever thereto. All works authored by the Consultant pursuant to this Agreement, including, without limitation, the Inventions, shall be deemed ” works made for hire”.

4.2.	If and to the extent the Company’s sole and exclusive ownership of the Proprietary Rights, in whole or in part, is not recognizable for any reason whatsoever, the Consultant hereby irrevocably transfers and assigns to the Company, solely and exclusively, all its rights, title and interest now and hereafter acquired in and to all Proprietary Rights (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity, and, when not otherwise assignable herein, agrees and undertakes to assign in the future to the Company all right, title and interest in and to any and all such Proprietary Rights (and all proprietary rights with respect thereto) and further undertakes to execute all necessary documentation and take all further action as may be required in order to perform such assignment, at the Company’s expense.

4.3.	In the event that pursuant to any applicable law the Consultant retains any rights in and to the Proprietary Rights that cannot be assigned to the Company, the Consultant hereby unconditionally and irrevocably waives the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing and agrees, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

4.4.	In the event that the Consultant retains any rights in and to Proprietary Rights that cannot be assigned to the Company and cannot be waived, the Consultant hereby grants the Company an exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Company sees fit and for any purpose whatsoever. Without derogating from the above, the Consultant hereby forever waives and agrees never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention, whether or not such would be prejudicial to its honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, even after termination of its work on behalf of the Company.

4.5.	Without derogating from the above, any and all material (including, without limitation, software, designs, documentation, memoranda, notes, reports, manuals, patterns, programs, specifications, prototypes, formulas, drawings, records, data or other technical or proprietary information), and any copies or abstracts thereof, whether or not of a secret or confidential nature, furnished to the Consultant by the Company or conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or the provision of Services to the Company, or trade secrets of the Company, whether within the scope of the consultancy with the Company or otherwise and whether during the Term of this Agreement, prior thereto or thereafter, directly or indirectly related to the Technology of the Company as currently conducted and/or proposed to be conducted, is and shall remain the sole and exclusive property of the Company. Such property while in the Consultant’s custody or control shall be maintained in good condition at the Consultant’s expense,

4,6.	The Consultant will promptly disclose to the Company fully and in writing all Inventions.

4.7.	The Consultant hereby agrees and undertakes to provide the Company or any person designated by the Company all such information, to execute all necessary documentation and to take all further action as may be required to perfect the rights referred to herein, including, without limitation, any assignment of rights to the Company or the obtaining or enforcing any intellectual property rights, if applicable, in any and all countries, provided, that the Company will compensate the Consultant at a reasonable rate for time or expenses actually spent by it at the Company’s request on such assistance. Without derogating from any of the Consultant’s obligations hereunder, the Consultant hereby appoints any officer of the Company as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

4.8.	The Consultant’s undertakings in this Section 4 shall remain in full force and effect after termination or expiration of this Agreement for any reason whatsoever or any renewal thereof.

4.9.	Company acknowledges that the Consultant has further engagements in the field of engagement of the Company, not related to its Services hereunder and that nothing contained herein shall be interpreted as preventing the Consultant from engagement in other activities related to virtual coins outside the scope of the Technology and without using Confidential Information of the Company.

5.	Indemnification

5.1.	The Consultant is an independent contractor and it and its employees and consultants do not and shall not represent themselves to be the agents, employees, partners or joint ventures of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and the Consultant or any of its employees and consultants and neither party shall be held liable for the debts or obligations of the other.

5.2.	The Consultant hereby undertakes to indemnify and reimburse the Company for any amounts claimed or levied on the Company (including related costs and expenses) due to taxes·, social insurance payments, pension payments, health insurance and any other such payments resulting from any payment made by the Company to the Consultant under this Agreement.

5.3.	Without derogating from the above, in the event that, notwithstanding the Parties’ representations and undertakings hereunder, the Consultant or anyone on its behalf, shall claim, or a court of competent jurisdiction shall determine, the existence of employer-employee relationship between the Consultant and the Company, then the following provisions shall apply: (i) the Consultant’s monthly salary for such claimed or determined period of employer-employee relationship shall be equal to 70% (seventy percent) of the sum of the Monthly Fee and expenses reimbursement due to the Consultant as consideration for the Services hereunder (for the purposes of this Section 5.3, the “Monthly Salary”); and (ii) the Monthly Salary shall be deemed to constitute all of the Company’s liabilities and obligations towards the Consultant, of any source or origin, with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law; The Company shall be entitled to set-off any amount due to it pursuant to this Section 5.3 from any amount due to Consultant pursuant to this Agreement.

6.	Confidentiality

6.1.	The Consultant represents and warrants that it will keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person unless and to the extent required by applicable law.

6.2.	Any and all information and data of a proprietary or confidential nature concerning the business or financial activities of the Company or its technology, including, without limitation, the Technology, or products (whether current or future), whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary, business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions (whether patentable or not), and all record bearing media containing or disclosing such information and techniques, disclosed to or otherwise acquired by the Consultant in connection with this Agreement and any and all Proprietary Rights (collectively, “Confidential Information”) is and shall remain the sole and exclusive property of the Company.

6.3.	At all times, both during the term of this Agreement and thereafter, the Consultant: (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of the Company or unless and to the extent required by applicable law; and (ii) will not use any Confidential Information or anything relating to it without the prior written consent of the Company, except and to the extent as may be necessary in the ordinary course of performing its duties and obligations hereunder and in the best interests of the Company. Notwithstanding the foregoing, the Consultant shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of the Consultant; (ii) is authorized, in writing, by the Company for release; (iii) was lawfully in the Consultant’s possession before receipt from the Company, as evidenced by the Consultant through written documentation; (iv) is lawfully received by the Consultant from a third party without a duty of confidentiality; or (v) reflects information and data generally known within the industries or trades in which the Company transacts business.

6.4.	At all times, both during the term of this Agreement and thereafter, the Consultant will keep in trust all Confidential Information. In the event of the termination of this Agreement for any reason, or upon the Company’s earlier request, the Consultant will promptly deliver to the Company all materials referred to herein and the Consultant shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information.

6.5.	The Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the Term of this Agreement and after its termination, the Consultant undertakes to keep any and all such information in strict confidence and trust, and it will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform its duties hereunder and consistent with the Company’s agreement with such third party. Upon termination of this Agreement, the Consultant shall act with respect to such information as set forth in Section 6.4.

7.	Term and Termination

7.1.	This Agreement shall be in effect as of the Effective Date and shall continue in full force and effect for an undefined period, unless and until terminated as hereinafter provided (the “Term”).

7.2.	This Agreement may be terminated by either Party by thirty (30) days prior written notice to the other Party. Each of such prior notice periods shall be referred to as the “Notice Period”, as applicable.

7.3.	In the event that a notice of termination is delivered by either Party hereto, the following shall apply:

(i) During the Notice Period, the Consultant, shall be obligated to continue to provide the Services to the Company.

(ii) Notwithstanding the provisions of Section 7.3 (i) above to the contrary, by notifying the Consultant concurrently with or at any time after a notice of termination is delivered by either party hereto, Company shall be entitled to waive the receipt of all or part of the Services during the Notice Period. Notwithstanding the foregoing, the Company shall pay the Consultant the Monthly Fee until the end of the Notice Period.

For the removal of doubt, it is clarified that as of the time in which the Consultant discontinues to provide the Services, it shall immediately return to Company any and all equipment.

7.4.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately, without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause. For the purposes of this Agreement, the term “Cause” shall mean, but shall not be limited to: (i) a material breach by Consultant of any term of this Agreement; (ii) any breach by Consultant of its fiduciary duties to the Company, including, without limitation, any material conflict of interest for the promotion of Consultant’s benefit; (iii) Consultant fraud, felonious conduct or dishonesty; (iv) Consultant’s embezzlement of funds of the Company; (v) any conduct by Consultant which is materially injurious to the Company, monetary or otherwise; (vi) Consultant’s conviction of any felony; (vii) Consultant’s misconduct, gross negligence or willful misconduct in performance of its duties and/or responsibilities hereunder; or (viii) Consultant’s refusal to perform its duties and/or responsibilities hereunder for any reason other than illness or incapacity, or Consultant’s disregard or insubordination of any lawful resolution and/or instruction of the Board of Directors or executive management of the Company with respect to Consultant’s duties and/or responsibilities towards the Company.

7.5.	Upon termination of this Agreement, the Consultant shall cooperate with the Company and use its best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Consultant’s responsibilities. At the option of the Company, the Consultant shall, during such period, either continue with its duties or remain absent from the premises of the Company, subject to applicable law.

8.	Survival

The provisions of Sections 4, 5, and 6 shall survive the termination of this Agreement for any reason whatsoever or any renewal thereof.

9.	Notices

9.1.	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the addresses provided by the Parties hereunder.

9.2.	All notices shall be given by registered mail (postage prepaid), or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 9 shall be deemed received: (i) if sent by registered mail, upon 3 (three) days of mailing, and (ii) if sent by messenger, upon delivery.

10.	Miscellaneous.

10.1.	Headings; Interpretation. Section headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

10.2.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and supersedes all prior agreements, understandings and arrangements , oral or written, between the Parties with respect to the subject matters hereof.

10.3.	Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.4.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of England and Wales. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Such arbitration process shall take place in London, England, and be held in English unless otherwise agreed in writing by the Parties.

10.5.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.6.	Successors and Assign: Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Neither this Agreement or any of the Consultant’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Consultant without the prior consent in writing of the Company, except by will or by the laws of descent and distribution

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Consultancy Agreement as of the date first above-mentioned.

/s/ James Crossley	/s/ Jonathan Azeroual
INX LTD.	JONATHAN AZEROUAL

By:	James Crossley	By:
Date:	25 June 2018	Date:	25 June 2018